Exhibit 10.1

AMENDMENT NO. 3 TO
STOCK PURCHASE AGREEMENT

This Amendment No. 3 to Stock Purchase Agreement (“Amendment No. 3”), is dated as of July 21, 2015 by and among ForceField Energy Inc., a Nevada corporation (“Buyer”), 17th Street ALD Management Corporation, a Delaware corporation (the “Company”), and Jeffrey J. Brown, an individual, solely in his capacity as representative of the Sellers (the “Seller Representative”).

RECITALS

A. Pursuant to the terms of that certain Stock Purchase Agreement dated as of April 25, 2014, by and among Buyer, the Company, the then stockholders of the Company (collectively, the “Sellers”) and the Seller Representative, as amended to date (the “SPA” or the “Agreement”), Buyer acquired all of the issued and outstanding capital stock of the Company from the Sellers;

B. On April 24, 2015, Buyer failed to pay any portion of the aggregate balance of $1,050,000 then due under the Seller Notes, which resulted in Seller Representative declaring an event of default under each of the Seller Notes and the Security Agreement among other agreements;

C. On May 11, 2015 the Seller Representative foreclosed pursuant to Article 9 of Uniform Commercial Code, as in effect in the State of Nevada pursuant to Nevada Revised Statutes Sections 104.9101 et seq. (the “Foreclosure”), and the Security Agreement on certain portions of the Collateral, as defined in the Security Agreement;

D. On June 24, 2015, the Seller Representative, acting for and on behalf of the Sellers, filed a complaint in the Superior Court of the State of California for the County of San Diego, captioned Jeffrey J. Brown, in his capacity as Seller Representative vs. ForceField Energy, Inc., et al., Case No. 37-2015-00021180-CU-BC-CTL (the “Complaint”), seeking, among other things, the full payment of all amounts due under the Seller Notes and the cost of collection thereof;

E. Buyer, the Company and the Seller Representative wish to resolve the matters set forth below by amending certain of the terms of the SPA, to the extent set forth in this Amendment No. 3;

F. Each of the Parties wishes to release each other, its agents and affiliates for certain claims and causes of action as further set forth below;

G. All capitalized terms not otherwise defined in this Amendment No. 3 shall have the meanings set forth in the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, and such other consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer, the Company and the Seller Representative, acting for and on behalf of the Sellers, agree as follows:

1. Payments of Seller Notes.  Section 2.6 of the Agreement is hereby deleted in its entirety and replaced by the following provisions:

“2.6 Acknowledgement of Default; Payment of Seller Notes; Termination of Enforcement.

(a) Each of Buyer and the Company acknowledge and agree as follows: (i) the balance of $1,062,688 due through and including the date of this Amendment No. 3 under the Seller Notes is currently past due (the “Past Due Balance”) in its entirety without recourse, defense, setoff or modification, (ii) the Past Due Balance continues to accrue interest at the rate of 5% per annum (the “Interest Rate”), (iii) an Event of Default has occurred and is continuing under the Seller Notes, the Security Agreement and the Pledge Agreement without recourse or defense on the part of Buyer or the Company, (iv) the first priority lien and security interest granted by Buyer and the Company in favor of the Seller Representative in and to all of the Collateral (“Sellers’ Lien”) continues in full force and effect without modification, amendment or alteration of any kind or nature whatsoever, and (v) payment of the Past Due Balance is an irrevocable obligation of each of Buyer and the Company due and owing to the Sellers under the terms of the Seller Notes and the Security Agreement;

(b) On the execution of this Amendment No. 3, the Company shall deliver by wire transfer (i) to the account of the Seller Representative on behalf of the Sellers under the Seller Notes, $650,000 in immediately available funds as partial payment of the outstanding principal amount of the Seller Notes which constitutes part of the Past Due Balance, and (ii) to the account of the Seller Representative on behalf of each of Strategic Law Partners, LLP and Lesnick Prince & Pappas LLP (collectively, “Sellers’ Legal Counsel”), as partial payment of the Legal Fees (as defined in Section 6 of this Amendment No. 3) with respect to efforts to collect the Past Due Balance, an amount equal to an aggregate of $50,000.  The wire transfers shall be sent to the following account (the “Seller Representative Account”):

Bank:	Silicon Valley Bank
ABA/Routing No.:	121140399
Account Name:	Forrest Binkley & Brown Capital Partners, LLC
Account No.:	3300354477

(c) Commencing on August 21, 2015 and then monthly by no later than the twenty-first (21st) day of each month (unless any such 21st day is a Saturday or Sunday or holiday, in which case the next immediately following business day), thereafter until the Past Due Balance, plus interest accrued thereon at the Interest Rate, has been paid in full, the Company shall deliver by wire transfer to the Seller Representative Account (or such other account as the Seller Representative may instruct in writing) (i) on behalf of the Sellers an amount equal to $25,000 and (ii) an amount of up to $15,000 for the benefit of Sellers’ Legal Counsel (subject to Section 6), provided that the payment of such Legal Fees shall be a one-time payment by the Company, absent the occurrence of any Event of Default hereunder;

(d) On payment of the amounts called for under Section 2.6(b) above, the Seller Representative shall terminate all current efforts to enforce any rights it or the Sellers may have obtained to the Collateral pursuant to the Security Agreement, the other Transaction Documents, the Foreclosure or otherwise and any and all such rights, title and/or interests to any of the Collateral so obtained shall be and hereby are automatically reconveyed to the Buyer and the Company, as if no Foreclosure or similar event and/or actions occurred or were taken, and Seller’s Representative shall take such other action that the Seller Representative deems appropriate, based on the advice of Sellers’ Legal Counsel, and the reasonable request of the Company and Buyer to effectuate the same, including without limitation, the dismissal (without prejudice) of the Complaint; and, immediately prior to the date of payment of the amounts required under Section 2.6(b) above are paid to the Sellers, any portion of the cash used by the Company to pay any portion of the amounts set forth in Section 2.6(b) above has passed to the Seller Representative pursuant to the Foreclosure, the Seller Representative hereby reconveys all such right, title and interest to such cash to the Company immediately prior to the payment thereof by the Company;

(e) Buyer has informed the Seller Representative that Buyer is negotiating with a possible lender (the “Lender”) the terms and conditions of a loan (the “Loan”), which, among other things, will allow Buyer to pay all amounts owed on the Past Due Balance plus all accrued but unpaid interest due thereon in full. So long as at least a portion of the proceeds drawn by Buyer under the Loan are used by Buyer to pay all remaining amounts due on the Past Due Balance plus all fees due by Buyer with respect thereto, then the Seller Representative shall take all such actions reasonably necessary and/or reasonably requested by the Company or the Buyer, to release Sellers’ Lien on and security interest in the Collateral. Buyer will provide the Seller Representative with the then most recent draft of the Loan documents at least five (5) days prior to any anticipated closing date thereof.  The Parties understand and agree that no assurances can be given that the Loan will ever occur.

2. Deposit Control Agreement; Collateral Coverage.  A new Section 2.7 is added to the Agreement and provides as follows:

“2.7  Deposit Control Agreement; Collateral Coverage; Updated Accounts.

(a) The Company agrees that, as soon as reasonably possible following the execution of this Amendment No. 3, it shall execute and deliver to the Seller Representative a Deposit and Control Agreement (the “DACA Agreement”), reasonably acceptable to the Company and the Seller Representative and acceptable to the Company’s deposit bank (the “Bank”). In that regard, the Company shall use its reasonable best efforts to secure the execution of the DACA Agreement by the Bank as soon as reasonably possible following the consummation of the transactions contemplated by this Amendment No. 3. Prior to the execution of this Amendment No. 3, the Company shall (i) deposit all of the Company’s cash on hand into its regular banking account at the Bank, which bank account shall be subject to the DACA Agreement upon execution of the DACA Agreement by the Company, the Seller Representative and the Bank (the “DACA Account”) and (ii) take all steps reasonably necessary and appropriate to direct any and all payments to the Company of any and all A/R List, as defined below, into such DACA Account.  If, for any reason, the DACA Agreement is not fully executed and in place 30 days after the date of this Amendment No. 3, then within 5 days, the Parties shall meet (which unless otherwise agreed to by the Parties such meeting shall be done telephonically) and confer in good faith and use their reasonable best efforts to agree upon an appropriate replacement mechanism to provide an equivalent level of protection to the Sellers and the Seller Representative as the DACA Agreement.

(b) Prior to the execution of this Amendment No. 3, the Company shall provide the Seller Representative with a current list of all accounts receivable of the Company, along with the aging thereof for the accounts set forth thereon (the “A/R List”).  On a weekly basis following the date hereof, the Company shall provide the Seller Representative with an update of all of the information set forth the A/R List.  Upon and during the continuation of an Event of Default, the Buyer shall provide to the Seller Representative contact information regarding each account debtor with an account receivable set forth on the A/R List.

For purposes of this Amendment No. 3, each weekly update of information shall be deemed as the A/R List.

(c) At all times while any portion of the Past Due Balance remains outstanding, the sum of (i) any and all cash in the DACA Account, plus (ii) the accounts receivable set forth on the current A/R List that are less than 90 days past due, shall be at least 150% of the outstanding amount of the then Past Due Balance, inclusive of any accrued interest due thereon (the “Coverage Covenant”).”

(d) Notwithstanding anything to the contrary provided herein or elsewhere, but subject to the Coverage Covenant, prior to an Event of Default, the Company shall have sole and exclusive use and control of sole and exclusive right, title and interest in and to the funds in the DACA Account and the DACA Account itself.

3.	Events of Default. A new Section 2.8 is added to the Agreement and provides as follows:

“2.8 Events of Default. Following the occurrence and during the continuance of any failure by Buyer or the Company (a) to pay any amounts due to the Sellers under the terms of this Amendment No. 3, (b) to deposit any and all amounts collected from the accounts set forth on the A/R List in the DACA Account, (c) to comply with the Coverage Covenant, (d) to negotiate, execute and deliver the DACA Agreement as soon as reasonably possible, and (e) to voluntarily agree or involuntarily accept the appointment of a custodian, trustee, liquidator or receiver for any of the material property of, the assignment for the benefit of creditors by, or the filing of a petition under bankruptcy, insolvency or debtor’s relief law or the filing of a petition for any adjustment of indebtedness, composition or extension by or against, Buyer or the Company, an Event of Default shall be deemed to have occurred and the Seller Representative shall have all the rights set forth in the Seller Notes, the Security Agreement, the Pledge Agreement, the DACA Agreement, this Agreement and otherwise available at law and/or equity thereto.

4.	Mutual Waiver and Release. A new Section 2.9 is added to the Agreement and provides as follows:

“2.9 Mutual Waiver and Release. In consideration for the transactions contemplated by this Amendment No. 3 and for the accommodations afforded by each Party to the other prior to the execution hereof, each of (a) Buyer, the Company and David Natan, Chief Executive Officer of Buyer, for itself and himself and its and his respective officers, directors, equity holders, members, managers employees, creditors, fiduciaries, agents, attorneys, employees, partners, representatives, heirs, successors and assigns, as the case may be (collectively, the “Buyer Releasing Parties”) and (b) the Seller Representative and each Seller, for itself, and their respective officers, directors, equity holders, members, managers employees, creditors, fiduciaries, agents, attorneys, employees, partners, representatives, heirs, successors and assigns, as the case may be (collectively, the “Seller Releasing Parties” and sometimes collectively with each Buyer Releasing Party, the “Releasing Parties”), does hereby waive, release, acquit and forever discharge (x) the Seller Representative, each Seller and each of their respective current, former, and future parent corporations, subsidiaries, affiliates, employee benefit plans, and related entities or corporations, and their respective past and present officers, directors, shareholders, employees, creditors, fiduciaries, agents, employees, partners, attorneys, including without limitation, Sellers’ Legal Counsel, representatives, promoters, heirs, predecessors, successors and assigns (each a “Seller Released Party”), and (y) Buyer, the Company, Natan and each of its or his current, former, and future parent corporations, subsidiaries, affiliates, employee benefit plans, and related entities or corporations, and their respective past and present officers, directors, shareholders, employees, creditors, fiduciaries, agents, employees, partners, attorneys, representatives, promoters, heirs, predecessors, successors and assigns (each a “Buyer Released Party,” and sometimes collectively with each Seller Released Party, the “Released Parties”), respectively, from any and all losses, liabilities, damages, causes of action, costs and expenses, including without limitation, all legal fees and expenses incurred by any Released Party, as the case may be (collectively, “Losses”), based upon or arising out of any claim for Losses (a “Claim”) of whatever nature, whether known or unknown, which exist or may exist on any Releasing Party’s behalf against any Released Party as of and through the date of this Agreement, including but not limited to any and all Claims directly or indirectly arising out of or relating to (a) the SPA, (b) the Foreclosure, (c) the Complaint or (d) any action or failure to act by any such Released Party in connection therewith. Each Releasing Party understands and agrees that he, she or it is waiving any and all rights he, she or it may have had, now has, or in the future may have, to pursue any and all remedies available to any of them under any legal or equitable cause of action. Notwithstanding anything to the contrary provided herein or elsewhere, the releases set forth in Section 2.9 and Section 2.10 of this Agreement do not apply to (i) any breach by any Released Party of its express obligations under this Agreement following the date of this Agreement, including, but not limited to, any payment obligations for any funds agreed to be paid by a Released Party following the date of this Agreement, and (ii) any breach by any Released Party of any of its obligations under the Transaction Documents, including the Seller Notes following the date of this Agreement.

5.	Mutual General Release. A new Section 2.10 is added to the Agreement and provides as follows:

“2.10 Mutual General Release. It is further understood and agreed that as a condition of this Agreement, each Releasing Party hereby expressly waives and relinquishes any and all claims, rights or benefits, on its own behalf and on behalf of each and every Releasing Party that any of them may have under California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release which if known by him or her must have materially affected his or her settlement with the debtor.”

Each Releasing Party expressly agrees and understands that the release given by it pursuant to this Agreement applies to all unknown, unsuspected, and unanticipated claims, liabilities, and causes of action which they may have against any Released Party, as the case may be through and including the date hereof.

6.
Expenses. The Company shall pay the reasonable and documented legal fees and expenses of Seller’s Legal Counsel and/or any other legal counsel to the Sellers and/or the Seller Representative with respect to the transactions contemplated by this Amendment No. 3, which in no event shall all such legal fees and expenses exceed in the aggregate $65,000 (the “Legal Fees”), which Legal Fees are payable as provided in Section 2.6(b) and 2(c) above; and Seller’s Legal Counsel and/or any other legal counsel to the Sellers and/or the Seller Representative shall  prior to the remaining $15,000 of Legal Fees being paid submit to the Company and the Buyer their respective monthly billing statements in sufficient detail to demonstrate and verify the dates and amounts of all legal fees and expenses any such counsel claims (including but not limited to Seller’s Legal Counsel) are owed to such counsel up to in the aggregate, the $65,000 maximum amount. Notwithstanding anything contained in this Amendment No. 3 to the contrary, following an Event of Default, Buyer and the Company shall be responsible for the payment of any and all of the reasonable and documented legal fees and expenses incurred by the Seller Representative and the Sellers arising directly or indirectly from the collection of any portion of the then Past Due Amount then unpaid, plus all accrued but unpaid interest, all of which shall be subject to the same verification procedures as the Legal Fees are as provided above in this Section 6.

7.
No Waivers.  Other than as expressly provided in Sections 4 and 5 above relating to releases for Claims and Losses by the Releasing Parties of the Released Parties to the extent provided in Sections 4 and 5 of this Agreement, nothing in this Amendment No. 3 shall be deemed a waiver of any rights, claims or causes of action available to the Seller Representative and the Sellers or the Company and the Buyer under any of the Transaction Documents, at law or in equity, all of which are hereby reserved therefor.

8.
Counterparts.  This Amendment No. 3 may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

9.
Governing Law; Venue.  This Amendment No. 3 shall be governed by the laws of the State of Nevada. Buyer and the Company hereby irrevocably consent to the jurisdiction of the federal and state courts located in Los Angeles County, California.

10.
No Further Changes.  Except as otherwise amended pursuant to the terms of this Amendment No. 3, the terms, conditions and restrictions of the Agreement shall remain in full force and effect without further amendment or modification.

11.
Amount Outstanding.  Assuming the payment of all amounts due on the execution of this Agreement as provided in Section 2.6(b) hereof, and other than with respect to up to the additional $15,000 payable under, but subject to Section 6 above, the parties hereto expressly and irrevocably agree that the aggregate amount due by the Company, the Buyer and/or any other related person (including, but not limited to, Mr. Natan), to the Sellers, the Seller’s Representative and/or any of their respective representatives, attorneys and/or agents or any other related person relating to this Agreement, the Seller Notes, the Security Agreement and/or any other Transaction Document or any transactions contemplated in any such documents is in the aggregate $412,668 consisting of the aggregate principal amount of the Past Due Balance as of the date of this Agreement.

IN WITNESS WHEREOF, Buyer, the Company, Natan and the Seller Representative for himself and (on behalf of each as the Sellers) have caused this Amendment No. 3 to be signed by their respective representatives, thereunto duly authorized as of the date first written above.

BUYER: FORCEFIELD ENERGY INC. By:________________________________ David Natan Chief Executive Officer
THE COMPANY: 17TH STREET ALD MANAGEMENT CORPORATION By:________________________________ Name: Title:
SELLER REPRESENTATIVE: ________________________________ Jeffrey J. Brown, an individual
For purposes of Sections 4 and 5 DAVID NATAN ________________________________ David Natan, an individual
SELLER REPRESENTATIVE:
___________________________ Jeffrey J. Brown, an individual